Exhibit 4.10

This instrument was prepared by the

attorney described below in consultation

with counsel in the State in which the

Property is located and, when recorded,

the recorded counterparts should be returned to:

Susan D. Kennedy, Esq.

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

LINE OF CREDIT DEED OF TRUST, ASSIGNMENT OF LEASES

AND RENTS, SECURITY AGREEMENT, FINANCING STATEMENT

AND FIXTURE FILING

dated as of June 25, 2003

by

XEROX CORPORATION

the Grantor

to

FIRST AMERICAN TITLE INSURANCE COMPANY

as Trustee

for the benefit of

JPMORGAN CHASE BANK

as Collateral Agent for the Lenders,

the Beneficiary

Property:

26600 SW Parkway

Wilsonville, Oregon

Clackamas County

Tax Lot Nos. 31W11 00200, 31W12 00500 and 31W12 00590

MAXIMUM PRINCIPAL AMOUNT TO BE ADVANCED: $1,000,000,000

LATEST MATURITY DATE: September 30, 2008 or, if such day is not a Business Day, the next preceding Business Day.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS AND SECURES OBLIGATIONS CONTAINING PROVISIONS FOR CHANGES IN INTEREST RATES.

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		PAGE
ARTICLE 3
INSURANCE, CASUALTY AND CONDEMNATION

SECTION 3.01.	Insurance	21
SECTION 3.02.	Casualty	21
SECTION 3.03.	Condemnation	21

ARTICLE 4
CERTAIN SECURED OBLIGATIONS

SECTION 4.01.	Revolving Loans	21
SECTION 4.02.	Right to Perform Obligations	22
SECTION 4.03.	Changes in the Laws Regarding Taxation	22
SECTION 4.04.	Indemnification	23

ARTICLE 5
DEFAULTS, REMEDIES AND RIGHTS

SECTION 5.01.	Events of Default	23
SECTION 5.02.	Remedies	23
SECTION 5.03.	Waivers by the Grantor	27
SECTION 5.04.	Jurisdiction and Process	28
SECTION 5.05.	Sales	28
SECTION 5.06.	Proceeds	31
SECTION 5.07.	Assignment of Leases	31
SECTION 5.08.	Dealing with the Trust Property	33
SECTION 5.09.	Information and Right of Entry	33

ARTICLE 6
SECURITY AGREEMENT AND FIXTURE FILING

SECTION 6.01.	Security Agreement	34
SECTION 6.02.	Fixture Filing	35

ARTICLE 7
MISCELLANEOUS

SECTION 7.01.	Concerning the Beneficiary	35
SECTION 7.02.	Release of Trust Property	36
SECTION 7.03.	Notices	37
SECTION 7.04.	Amendments in Writing	37
SECTION 7.05.	Severability	37

ii

SECTION 7.06.	Binding Effect	38
SECTION 7.07.	Governing Law	38
SECTION 7.08.	Waiver of Jury Trial	38
SECTION 7.09.	The Trustee	39
SECTION 7.10.	Local Law Provisions	40
SECTION 7.11.	Multisite Real Estate Transaction	40

Exhibit A – Description of the Land
Exhibit B – Permitted Encumbrances

Appendix – Local Law Provisions

THIS LINE OF CREDIT DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Deed of Trust”) is dated as of June 25, 2003 by XEROX CORPORATION, a New York corporation, having an address at 800 Long Ridge Road, Stamford, Connecticut 06904 (“Xerox” or the “Grantor”), to FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation (the “Trustee”), for the benefit of JPMORGAN CHASE BANK, a New York banking corporation, as Collateral Agent for itself and the other Secured Parties (hereinafter defined) (the “Beneficiary”), having an address at 270 Park Avenue, New York, NY 10017.

W I T N E S S E T H:1

RECITALS

WHEREAS, Xerox, the Overseas Borrowers from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, as Administrative Agent, Collateral Agent and LC Issuing Bank, Deutsche Bank Securities, Inc., as Syndication Agent, and Citicorp North America, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as Co-Documentation Agents, are parties to a Credit Agreement dated as of June 19, 2003 (as amended from time to time, the “Credit Agreement”), and

WHEREAS, pursuant to the Credit Agreement, Xerox, the Subsidiary Guarantors party thereto and JPMorgan Chase Bank, as Collateral Agent, have entered into the Security Agreement; and

WHEREAS, the maximum amount of principal indebtedness that may be secured by this Deed of Trust at execution hereof or which under any contingency may become secured hereby at any time hereafter is $1,000,000,000 (the “Secured Loan Amount”); and

WHEREAS, the scheduled maturity date of the latest to mature of the Secured Obligations is September 30, 2008 or, if such day is not a Business Day, the next preceding Business Day.

GRANTING CLAUSES

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby

[1]	Capitalized terms are defined in, or are defined by reference in, Section 1.01.

acknowledged, for the purpose of securing the due and punctual payment, performance and observance of the Secured Obligations and intending to be bound hereby, the Grantor does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER and WARRANT to the Trustee, for the benefit of the Beneficiary as Collateral Agent for the Lenders, and their respective successors and assigns, with power of sale and right of entry as hereinafter provided, and, to the extent covered by the UCC, does hereby GRANT and WARRANT to the Beneficiary a continuing first security interest in and to all of the property and rights described in the following Granting Clauses (all of which property and rights are collectively called the “Trust Property”), to wit:

I. GRANTING CLAUSE

Land. All estate, right, title and interest of the Grantor in, to, under or derived from: the lots, pieces, tracts or parcels of land located in Clackamas County, Oregon, more particularly described in Exhibit A (the “Land”).

II. GRANTING CLAUSE

Improvements. All estate, right, title and interest of the Grantor in, to, under or derived from: all buildings, structures, facilities and other improvements of every kind and description now or hereafter located on or attached to the Land, including all parking areas, roads, driveways, walks, fences, walls, berms, recreation facilities, drainage facilities, lighting facilities and other site improvements; all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone, telecommunications and other utility equipment and facilities; all plumbing, lighting, heating, ventilating, air-conditioning, refrigerating, incinerating, compacting, fire protection and sprinkler, surveillance and security, vacuum cleaning, public address and communications equipment and systems; all screens, awnings, floor coverings, partitions, elevators, escalators, motors, electrical, computer and other wiring, machinery, pipes, fittings and racking and shelving; and all other items of fixtures, equipment and personal property of every kind and description, in each case now or hereafter located on the Land or affixed (actually or constructively) to the buildings and other improvements located on the Land which by the nature of their location thereon or affixation thereto are real property under Applicable Law; and including all materials intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, equipment, fixtures, structures and improvements, all of which materials shall be deemed to be part of the Trust Property immediately upon delivery thereof on the Land and to be part of the improvements immediately upon their incorporation therein (the foregoing being collectively called the “Improvements”).

III. GRANTING CLAUSE

Equipment. All estate, right, title and interest of the Grantor in, to, under or derived from: all equipment, fixtures, chattels and articles of personal property owned by the Grantor or in which the Grantor has or shall acquire an interest, wherever situated, and now or hereafter located on, or in, or affixed (actually or constructively) to, the Land or the Improvements, whether or not affixed thereto and which are not real property under Applicable Law, including all partitions, shades, blinds, curtains, draperies, carpets, rugs, furniture and furnishings; all heating, lighting, plumbing, ventilating, air conditioning, refrigerating, gas, steam, electrical, incinerating and compacting plants, systems, fixtures and equipment; all elevators, stoves, ranges, other kitchen and laundry appliances, vacuum and other cleaning systems, call systems, switchboards, sprinkler systems and other fire prevention, alarm and extinguishing apparatus and materials; and all motors, machinery, pipes, conduits, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, trunks, ducts, appliances, equipment, utensils, tools, implements, fittings and fixtures, and including any of the foregoing that is temporarily removed from the Land or Improvements to be repaired and later reinstalled thereon or therein (the foregoing being collectively called the “Equipment”; and the Land with the Improvements thereon and the Equipment therein being collectively called the “Property”). If any of the Equipment under this Granting Clause is covered by an equipment lease, title retention or security agreement, (i) the grant under this Granting Clause (but not the definition of “Equipment” for the other purposes hereof) excludes any Equipment which cannot be transferred or encumbered by the Grantor without causing a termination of such agreement or default thereunder, otherwise (ii) the grant under this Granting Clause includes Grantor’s right, title and interest in, to and under such agreement, together with the benefits of all deposits and payments now or hereafter made thereunder by or on behalf of the Grantor and subject to all of the terms and conditions of such agreement and the Liens and security interests thereunder, except as otherwise provided under the Security Agreement and the Credit Agreement.

IV. GRANTING CLAUSE

Appurtenant Rights. All estate, right, title and interest of the Grantor in, to, under or derived from: all tenements, hereditaments and appurtenances now or hereafter relating to the Property; the streets, roads, sidewalks and alleys abutting the Property; all strips and gores within or adjoining the Land; all land in the bed of any body of water adjacent to the Land; all land adjoining the Land created by artificial means or by accretion; all air space and rights to use air space above the Land; all development or similar rights now or hereafter appurtenant to the Land; all rights of ingress and egress now or hereafter appertaining to the Property; all easements, servitudes, privileges and rights of way now or hereafter appertaining to the Property; and all royalties and other rights now or hereafter appertaining to the use and enjoyment of the Property, including alley, party walls, support, drainage, crop, timber, agricultural, horticultural, oil, gas and other mineral, water stock, riparian and other water rights now or hereafter appertaining to the use and enjoyment of the Property.

V. GRANTING CLAUSE

Agreements. All estate, right, title and interest of the Grantor in, to, under or derived from: all Insurance Policies (including all unearned premiums and dividends thereunder); all guarantees and warranties relating to the Property; all supply and service contracts for water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utilities now or hereafter relating to the Property; and all other contracts and agreements affecting or relating to the use, enjoyment or occupancy of the Property except to the extent that the grant of a security interest therein would constitute a material violation of a valid and enforceable restriction in favor of a third party unless and until all required consents shall have been obtained (all of the foregoing being collectively called the “Agreements”).

VI. GRANTING CLAUSE

Leases. All estate, right, title and interest of the Grantor (under which Grantor is landlord, sublandlord or licensor) in, to, under or derived from: all Leases now or hereafter in effect, whether or not of record, for the use or occupancy of all or any part of the Property except to the extent that the grant of a security interest therein would constitute a material violation of a valid and enforceable lease with a third party unless and until all required consents shall have been obtained.

VII. GRANTING CLAUSE

Rents, Issues and Profits. All estate, right, title and interest of the Grantor in, to, under or derived from: all rents, royalties, issues, profits, receipts, revenue, income and other benefits now or hereafter accruing with respect to the Property, including all rents and other sums now or hereafter payable pursuant to the Leases; all other sums now or hereafter payable with respect to the use, occupancy, management, operation or control of the Property; and all other claims, rights and remedies now or hereafter belonging or accruing with respect to the Property, including fixed, additional and percentage rents, occupancy charges, security deposits, parking, maintenance, common area, tax, insurance, utility and service charges and contributions (whether collected under the Leases or otherwise), proceeds of sale of electricity, gas, heating, air-conditioning and other utilities and services (whether collected under the Leases or otherwise), and deficiency rents and liquidated damages following default or cancellation (the foregoing rents and other sums described in this Granting Clause being collectively called the “Rents”), all of which the Grantor hereby irrevocably directs be paid to the Beneficiary, subject to the license granted to the Grantor pursuant to Section 5.07(b), to be held, applied and disbursed as provided in this Deed of Trust.

VIII. GRANTING CLAUSE

Permits. All estate, right, title and interest of the Grantor in, to, under or derived from all licenses, authorizations, certificates, variances, consents, approvals and other permits now or hereafter appertaining to the Property (the foregoing being collectively called the “Permits”), excluding from the grant under this Granting Clause (but not the definition of the term “Permits” for the other purposes hereof) any Permits which cannot be transferred or encumbered by the Grantor without causing a default thereunder or a termination thereof.

IX. GRANTING CLAUSE

Books and Records. All estate, right, title and interest of the Grantor in, to, under or derived from all books and records, including tenant files, credit files, customer files, computer print outs, files, programs and other computer and electronic materials and records, now or hereafter relating to the Property.

X. GRANTING CLAUSE

Intangible Property. All estate, right, title and interest of the Grantor in, to, under or derived from the Property and other intangible property not described in the foregoing Granting Clauses now or hereafter relating to the use and operation of the Property as a going concern.

XI. GRANTING CLAUSE

Deposits, Proceeds and Awards. All estate, right, title and interest of the Grantor in, to, under or derived from all amounts deposited with the Beneficiary under the Loan Documents with respect to the Property, including all Insurance Proceeds, Awards and title insurance proceeds under any title insurance policy now or hereafter held by the Grantor (the foregoing being collectively called “Deposits”), proceeds of any Transfer, financing, refinancing or conversion into cash or liquidated claims, whether voluntary or involuntary, of any of the Trust Property; and all rights, dividends and other claims of any kind whatsoever (including damage, secured, unsecured, priority and bankruptcy claims) now or hereafter relating to any of the Trust Property (except to the extent that the grant of a security interest therein would constitute a material violation of a valid and enforceable restriction in favor of a third party unless and until all required consents shall have been obtained), all of which the Grantor hereby irrevocably directs be paid to the Beneficiary to the extent provided hereunder, to be held, applied and disbursed as provided in this Deed of Trust.

XII. GRANTING CLAUSE

Refunds, Credits or Reimbursements. All estate, right, title and interest of the Grantor in and to any and all real estate tax refunds payable to the Grantor with respect to the Property, and refunds, credits or reimbursements payable with respect to bonds, escrow accounts or other sums payable in connection with the use, development, or ownership of the Property.

XIII. GRANTING CLAUSE

Additional Property. All greater, additional or other estate, right, title and interest of the Grantor in, to, under or derived from the Trust Property hereafter acquired by the Grantor, including all right, title and interest of the Grantor in, to, under or derived from all extensions, improvements, betterments, renewals, substitutions and replacements of, and additions and appurtenances to, any of the Trust Property hereafter acquired by or released to the Grantor or constructed or located on, or attached to, the Property, in each case, immediately upon such acquisition, release, construction, location or attachment; all estate, right, title and interest of the Grantor in, to, under or derived from any other property and rights which are, by the provisions of the Security Documents, required to be subjected to the Lien hereof.

TO HAVE AND TO HOLD the Trust Property, together with all estate, right, title and interest of the Grantor and anyone claiming by, through or under the Grantor in, to, under or derived from the Trust Property and all rights and appurtenances relating thereto, to the Beneficiary and its successors and assigns, forever, subject to Permitted Liens.

PROVIDED ALWAYS the Liens on Restricted Collateral granted herein or in any Domestic Security Document will only secure at any time an amount of Secured Obligations not to exceed the Basket Lien Available Amount at such time.

PROVIDED ALWAYS that this Deed of Trust is upon the express condition that the Trust Property shall be released from the Lien of this Deed of Trust in full or in part in the manner and at the time provided in Section 7.02; and provided further, that notwithstanding anything herein to the contrary, the Trust Property shall include only the real property (including fixtures) hereinabove described and the Collateral described in the Security Agreement.

THE GRANTOR ADDITIONALLY COVENANTS AND AGREES WITH THE BENEFICIARY AS FOLLOWS:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

SECTION 1.01. Definitions. (a) Capitalized terms used in this Deed of Trust, but not otherwise defined herein, are defined in, or are defined by reference in, the Credit Agreement or, if not therein, in the Security Agreement, and have the same meanings herein as therein.

(b) In addition, as used herein, the following terms have the following meanings:

“Actionable Event of Default” means an Event of Default specified in clause (a), (b), (h), (i) or (j) of Section 7.01 of the Credit Agreement.

“Agreements” is defined in Granting Clause V.

“Awards” means, at any time, all awards or payments paid or payable by reason of any Condemnation or in connection with any agreement with any condemning authority which has been made in settlement of any proceeding relating to a Condemnation.

“Bankruptcy Code” (or “Code”) means the Bankruptcy Code of 1978, as amended.

“Basket Lien Available Amount” means at any time an amount equal to (a) the maximum amount of “indebtedness” or “debt” (whichever is used in each Reference Indenture, as defined in such Reference Indenture when used in this definition) that, in reliance solely upon the Reference Basket Lien Provisions, could be outstanding and secured by a Lien or other arrangement on the properties and assets referred to therein without requiring such Lien or other arrangement to equally and ratably secure indebtedness (or debt) outstanding under any of the Reference Indentures (such determination to be made assuming that at least one dollar of indebtedness (or debt) remains outstanding under at least one Reference Indenture, even if all such indebtedness (or debt) has actually been repaid in full), less (b) the principal amount of all outstanding indebtedness (or debt) (other than the Loans, the LC Exposure and the XCFI Debentures) that is secured by any Lien or other arrangement that is permitted solely in reliance on any of the Reference Basket Lien Provisions (such determination to be made assuming that at least one dollar of indebtedness (or debt) remains outstanding under at least one Reference

Indenture, even if all such indebtedness (or debt) has been repaid in full), provided that (x) on any day an Event of Default described in Sections 7.01(h), 7.01(i) or 7.01(j) of the Credit Agreement has occurred, the Basket Lien Available Amount shall be fixed at an amount never less than the amount in effect on such day and shall no longer be subject to decrease below such amount (but shall remain subject to increase and subsequent decrease down to such amount) and (y) if at any time there is no Reference Indenture with a Reference Basket Lien Provision (or other Indenture with a provision substantially identical to any Reference Basket Lien Provision) under which any indebtedness (or debt) is outstanding (other than the XCFI Debentures), the Basket Lien Available Amount shall thereafter be an unlimited amount.

“Beneficiary” is defined in the Preamble.

“Borrowers” means Xerox and the Overseas Borrowers.

“Business Day” is defined in the Credit Agreement.

“CA Secured Obligations” means (a) all principal of and premium and interest (including, without limitation, any Post-Petition Interest) on any Loan outstanding from time to time or any LC Reimbursement Obligations under, or any promissory note issued pursuant to, the Credit Agreement and (b) all other amounts payable by any Borrower under the Credit Agreement or under any other Loan Document (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time) (including any Post-Petition Interest with respect to such amounts).

“Casualty” means any damage to, or destruction of, the Property by reason of fire or any other cause or event.

“Collateral” is defined in the Security Agreement.

“Collateral Account” is defined in the Security Agreement.

“Collateral Agent” is defined in the Recitals.

“Condemnation” means any condemnation or other taking or temporary or permanent requisition of the Property, any interest therein or right appurtenant thereto, or any change of grade affecting the Property, as the result of the exercise of any right of condemnation or eminent domain. A Transfer to a governmental authority in lieu or anticipation of Condemnation shall be deemed to be a Condemnation.

“Contingent CA Secured Obligation” means, at any time, any CA Secured Obligation (or portion thereof) that is contingent in nature at such time, including any CA Secured Obligation that is:

(i) an obligation to reimburse a Lender for drawings not yet made under a Letter of Credit issued by it;

(ii) any other obligation (including any guarantee) that is contingent in nature at such time; or

(iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Contingent Hedging Secured Obligation” means, at any time, any Hedging Secured Obligation that is contingent in nature at such time, including any obligation under a Designated Hedging Agreement to make payments that cannot be quantified at such time.

“Credit Agreement” is defined in the second WHEREAS clause.

“Deed of Trust” is defined in the Preamble.

“Deposits” is defined in Granting Clause XI.

“Designated Hedging Agreement” is a hedging agreement designated by the Grantor under Section 21 of the Security Agreement.

“Equipment” is defined in Granting Clause III.

“Event of Default” means an “Event of Default” under the Credit Agreement.

“Existing Credit Agreement” is defined in the first WHEREAS clause.

“GAAP” is defined in the Credit Agreement.

“Grantor” is defined in the Preamble.

“Hedging Secured Obligations” means (i) with respect to any Secured Subsidiary Guarantor all obligations of such Secured Subsidiary Guarantor, whether as principal or as guarantor, under any Designated Hedging Agreement and any renewals or extensions thereof and (ii) with respect to Xerox, (x) all obligations of Xerox, whether as principal or as guarantor, and (y) all obligations of any Subsidiary (other than a Secured Subsidiary Guarantor) to the extent Xerox does not otherwise guarantee such obligations, each under any Designated Hedging Agreement and any renewals or extensions thereof.

“Hedging Secured Parties” means the Lenders and their Affiliates that are party to a Designated Hedging Agreement.

“High Yield Indenture” means that certain Indenture dated as of January 17, 2002 among Xerox and Wells Fargo Bank Minnesota, National Association, as Trustee, with respect to the 9 3/4 Senior Notes due 2009 (denominated in U.S. dollars).

“Identified Indenture” means each indenture identified in Schedule 1.01I of the Credit Agreement as replaced from time to time pursuant to Section 5.01(f) of the Credit Agreement.

“Impositions” means all taxes (including real estate taxes and transfer taxes), assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof), gas, electricity, steam, water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character (including all interest and penalties thereon), which at any time may be assessed, levied, confirmed or imposed on or in respect of, or be a Lien upon, (i) the Property, any other Trust Property or any interest therein, (ii) any occupancy, use or possession of, or activity conducted on, the Property, (iii) the Rents, or (iv) the Secured Obligations or the Security Documents, but excluding income, excess profits, franchise, capital stock, estate, inheritance, succession, gift or similar taxes of the Grantor or any Secured Party, except to the extent that such taxes of the Grantor or any Secured Party are imposed in whole or in part in lieu of, or as a substitute for, any taxes which are or would otherwise be Impositions.

“Improvements” is defined in Granting Clause II.

“Insurance Policies” means the insurance policies and coverages required to be maintained by the Grantor with respect to the Property pursuant to Section 5.07 of the Credit Agreement.

“Insurance Premiums” means all premiums payable under the Insurance Policies.

“Insurance Proceeds” means, at any time, all insurance proceeds or payments to which the Grantor may be or become entitled under the Insurance

Policies by reason of any Casualty plus all insurance proceeds and payments to which the Grantor may be or become entitled by reason of any Casualty under any other insurance policies or coverages maintained by the Grantor with respect to the Property.

“Insurance Requirements” means all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to the Property, any adjoining vaults, sidewalks, parking areas or driveways, or any use or condition thereof.

“Land” is defined in Granting Clause I.

“LC Disbursement” means a payment made by an LC Issuing Bank in respect of a drawing under a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by the Borrowers at such time. The LC Exposure of any Revolving Lender (as defined in the Credit Agreement) at any time will be its Revolving Percentage (as defined in the Credit Agreement) of the total LC Exposure at such time.

“Lease” means each lease, sublease, tenancy, subtenancy, license, franchise, concession or other occupancy agreement relating to the Property, together with any guarantee of the obligations of the tenant thereunder or any right to possession under the Bankruptcy Code or any other Applicable Law in the event of the rejection of any Lease by the landlord or its trustee pursuant to said Code or said Applicable Law.

“Legal Requirements” means all provisions of the Leases, Agreements, Permits and all provisions of Applicable Laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, directions and requirements of, and agreements with, governmental bodies, agencies or officials, now or hereafter applicable to the Property, or any use or condition thereof.

“Lenders” means the “Lenders” under the Credit Agreement.

“Letter of Credit” means any letter of credit issued pursuant to the Credit Agreement.

“Lien” is defined in the Credit Agreement.

“Loan Documents” is defined in the Credit Agreement.

“Loans” means loans made by the Lenders to the Borrowers pursuant to the Credit Agreement.

“Material Adverse Effect” is defined in Credit Agreement.

“Non-Contingent CA Secured Obligation” means at any time any CA Secured Obligation (or portion thereof) that is not a Contingent CA Secured Obligation at such time.

“Other Mortgages” is defined in Section 7.11.

“Overseas Borrowers” means (i) XCE, (ii) XCD and (iii) any other Qualified Foreign Subsidiary (as defined in the Credit Agreement) as to which an Election to Participate shall have been delivered to the Administrative Agent in accordance with Section 2.18 of the Credit Agreement; provided that the status of any of the foregoing as an Overseas Borrower shall terminate if and when an Election to Terminate (as defined in the Credit Agreement) is delivered to the Administrative Agent in accordance with Section 2.18 of the Credit Agreement.

“Permits” is defined in Granting Clause VIII.

“Permitted Encumbrances” means the Security Interests, Liens and other matters described in Exhibit B hereto.

“Permitted Liens” means the Security Interests and Liens on the Collateral permitted to be created or assumed or to exist pursuant Section 6.01 of the Credit Agreement or pursuant to the Security Agreement.

“Person” is defined in the Credit Agreement.

“Post-Default Rate” means a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate (as defined in the Credit Agreement) Loans from time to time.

“Post-Petition Interest” means, with respect to any obligation of any Person, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of such Person (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Proceeds” is defined in the Security Agreement.

“Property” is defined in Granting Clause III.

“Receiver” is defined in Section 5.02(a)(iv).

“Reference Basket Lien Provisions” means the first proviso (not in a parenthetical) to Section 1012(a) of the High Yield Indenture and any equivalent provisions in the other Reference Indentures.

“Reference Indentures” means (a) initially, the High Yield Indenture and the Identified Indentures and (b) if all of the Debt (as defined in the Credit Agreement) issued under all of the High Yield Indenture and the Identified Indentures has been repaid in full, from time to time thereafter such other Indenture (as defined in the Credit Agreement) governing outstanding debt of Xerox (which must have a provision governing the creation of liens securing Debt of Xerox and its Subsidiaries that, to the reasonable satisfaction of the Administrative Agent, is substantially identical to the comparable provision in the High Yield Indenture) as shall have been designated by Xerox in a notice to the Administrative Agent (with a copy of such indenture attached thereto), it being understood that even if all of the Debt issued under the Indentures described in clause (a) has been repaid in full, such Indentures shall remain as the Reference Indentures until Xerox has so designated another indenture pursuant to this clause (b).

“Release Conditions”means the following conditions for releasing all the Trust Property and terminating all the Security Interests:

(i) all Revolving Commitments under the Credit Agreement shall have expired or been terminated;

(ii) all Non-Contingent CA Secured Obligations shall have been paid in full; and

(iii) no Contingent CA Secured Obligation shall remain outstanding;

provided that the condition in clause (iii) shall not apply to outstanding Letters of Credit if (x) no Event of Default has occurred and is continuing and (y) Xerox or the applicable Borrower has granted to the Collateral Agent, for the benefit of the Revolving Lenders (or, if the obligations of the Revolving Lenders to reimburse the applicable LC Issuing Banks have been terminated, to such LC Issuing Banks), a Security Interest in Liquid Investments (or causes a bank acceptable to the Required Revolving Lenders or such LC Issuing Banks, as the case may be, to issue a letter of credit naming the Collateral Agent or such LC Issuing Banks as beneficiary) in an amount at least equal to 105% of the LC Exposure (plus any accrued and unpaid interest thereon) as of the date of such termination, on terms and conditions and pursuant to documentation reasonably satisfactory to the Required Revolving Lenders or such LC Issuing Banks, as the case may be.

“Rents” is defined in Granting Clause VII.

“Required Lenders” is defined in the Credit Agreement.

“Restoration” means the restoration, repair, replacement or rebuilding of the Property after a Casualty or Condemnation and “Restore” means to restore, repair, replace or rebuild the Property after a Casualty or Condemnation, in each case as nearly as possible to a value, utility and condition existing immediately prior to such Casualty or Condemnation.

“Restricted Collateral” means the Collateral of Xerox or any Restricted Secured Subsidiary Guarantor (and any Proceeds of such Collateral shall also constitute “Restricted Collateral”).

“Restricted Secured Subsidiary Guarantor” means a Secured Subsidiary Guarantor that is a “Specified Subsidiary” under the High Yield Indenture or that falls within an equivalent category under any other Reference Indentures.

“Revolving Commitment” is defined in the Credit Agreement.

“Subsidiary” means any subsidiary of Xerox.

“Secured Loan Amount” is defined in the second to the last WHEREAS clause of this Deed of Trust.

“Secured Obligations” means (i) the CA Secured Obligations, (ii) the XCFI Secured Obligations, and, (iii) the Hedging Secured Obligations.

“Secured Parties” means (i) with respect to the CA Secured Obligations, the Agents, the Lenders and the LC Issuing Banks, (ii) with respect to the XCFI Secured Obligations, the Trustee under each of the XCFI Indentures (and any successor Trustee thereunder) for the benefit of the holders of the XCFI Debentures and (iii) with respect to the Hedging Secured Obligations, the Hedging Secured Parties.

“Secured Subsidiary Guarantor” means a Subsidiary Guarantor other than XCC.

“Security Agreement” means the Guarantee and Security Agreement dated as of June 25, 2003, among the Grantor, the Subsidiary Guarantors party thereto and the Beneficiary pursuant to which, among other things, the Grantor and the Secured Subsidiary Guarantors grant to the Beneficiary a security interest in certain collateral (as described therein).

“Security Deposit” means any payment, note, letter of credit or other security or deposit made or given by or on behalf of a tenant under a Lease as security for the performance of its obligations thereunder, and any interest accrued thereon.

“Security Documents” means the Security Agreement, this Deed of Trust, the Other Mortgages and each other Security Document (as defined in the Credit Agreement) executed and delivered by a Domestic Credit Party (as defined in the Credit Agreement) pursuant to the Credit Agreement.

“Security Interests” means the security interests in the Collateral granted under the Security Documents securing the Secured Obligations.

“Subsidiary Guarantors” means each Subsidiary listed on the signature pages of the Security Agreement under the caption “Guarantors” and each Subsidiary that shall, at any time, after the date thereof, become a “Guarantor” pursuant to Section 20 of the Security Agreement.

“Transfer” means, when used as a noun, any sale, conveyance, disposition, assignment, lease, license or other transfer and, when used as a verb, to sell, convey, dispose, assign, lease, license or otherwise transfer, in each case (i) whether voluntary or involuntary, (ii) whether direct or indirect and (iii) including any agreement providing for a Transfer or granting any right or option providing for a Transfer.

“Trust Property” is defined in the Granting Clauses.

“UCC” means the Uniform Commercial Code as in effect in the State in which the Trust Property is located, provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or the priority of any Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State in which the Trust Property is located, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“XCD” means Xerox Canada Capital Ltd., a Canadian corporation.

“XCE” means Xerox Capital (Europe) plc, a company incorporated in England and Wales.

“XCFI Debentures” means (a) the 10.70% Sinking Fund Debentures due 2006 issued pursuant to that certain Trust Indenture dated as of December 15, 1986, as supplemented and amended by the First through Fourth Supplemental Trust Indentures, among Xerox Canada Finance Inc., Xerox Canada Inc., Xerox Canada Holdings Inc. and National Trust Company, as Trustee and (b) the 12.15% Sinking Fund Debentures due 2007 issued pursuant to that certain Trust Indenture dated as of October 27, 1987, as supplemented and amended by the First through Fourth Supplemental Trust Indentures, among Xerox Canada Finance Inc., Xerox Canada Inc., Xerox Canada Holdings Inc. and National Trust Company, as Trustee.

“XCFI Indentures” means (a) that certain Trust Indenture dated as of December 15, 1986, as supplemented and amended by the First through Fourth Supplemental Trust Indentures, among Xerox Canada Finance Inc., Xerox Canada Inc., Xerox Canada Holdings Inc. and National Trust Company, as Trustee and (b) that certain Trust Indenture dated as of October 27, 1987, as supplemented and amended by the First through Fourth Supplemental Trust Indentures, among Xerox Canada Finance Inc., Xerox Canada Inc., Xerox Canada Holdings Inc. and National Trust Company, as Trustee.

“XCFI Secured Obligations” means the obligations of the Grantor under the XCFI Indentures and shall include all amounts outstanding under the XCFI Debentures and accrued and unpaid interest and other amounts owing with respect thereto.

“Xerox Guarantee” means the Grantor’s guarantee of the Overseas CA Secured Obligations (as defined in the Security Agreement).

(c) In this Deed of Trust, unless otherwise specified, references to this Deed of Trust, other Loan Documents, Leases, Permits and Agreements include all amendments, supplements, consolidations, replacements, restatements, extensions, renewals and other modifications thereof, in whole or in part.

SECTION 1.02. Interpretation. In this Deed of Trust, unless otherwise specified: (a) singular words include the plural and plural words include the singular; (b) words which include a number of constituent parts, things or elements, including the terms Leases, Improvements, Land, Secured Obligations, Property and Trust Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (c) words importing any gender include the other genders; (d) references to any Person include such Person’s successors and assigns and in the case of an individual, the word “successors” includes such Person’s heirs, devisees, legatees, executors, administrators and personal representatives; (e) references to any statute or other law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (f) the words “consent”, “approve”, “agree” and “request”, and derivations thereof or words of similar import, mean the prior written consent, approval, agreement or request of the Person in question; (g) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”; (h) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Deed of Trust in its entirety; (i) references to Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are to the Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses of this Deed of Trust; (j) the Schedules and Exhibits to this Deed of Trust are incorporated herein by reference; (k) the titles and headings of Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are inserted as a matter of convenience and shall not affect the construction of this Deed of Trust; (l) all obligations of the Grantor hereunder shall be satisfied by the Grantor at the Grantor’s sole cost and expense; and (m) all rights and powers granted to the Beneficiary hereunder shall be deemed to be coupled with an interest and be irrevocable.

SECTION 1.03. Resolution of Drafting Ambiguities. The Grantor acknowledges that it was represented by counsel in connection with this Deed of Trust, that it and its counsel reviewed and participated in the preparation and negotiation of this Deed of Trust and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or the Beneficiary shall not be employed in the interpretation of this Deed of Trust.

ARTICLE 2

CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 2.01. Title, Authority and Effectiveness. (a) The Grantor represents and warrants that (i) the Grantor has good and marketable title to the fee simple interest in the Land and the Improvements, free and clear of all Liens other than the Permitted Liens and defects in title that could not reasonably be expected to result in a Material Adverse Effect; (ii) the Grantor is the owner of, or has a valid leasehold interest in, the Equipment and all other items constituting the Trust Property, in each case free and clear of all Liens other than the Permitted Liens and defects in title that could not reasonably be expected to result in a Material Adverse Effect; (iii) to the knowledge of the appropriate property management personnel of the Grantor, as of the date hereof, neither the Trust Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Trust Property or interest therein except as permitted under the Credit Agreement; and (iv) this Deed of Trust constitutes a valid, binding and enforceable agreement of the Grantor, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles, regardless of whether considered in a proceeding in equity or at law.

(b) The Grantor shall for as long as the Secured Obligations remain outstanding and except as otherwise permitted by the Credit Agreement, preserve, protect, warrant and defend (i) its estate, right, title and interest in and to the Trust Property, (ii) the validity, enforceability and priority of the Lien of this Deed of Trust on the Trust Property, and (iii) the right, title and interest of the Beneficiary and any purchaser at any sale of the Trust Property hereunder or relating hereto, in each case, against all other Liens, subject only to the Permitted Liens.

(c) The Grantor, at its sole cost and expense, shall (i) upon the request of the Beneficiary, promptly correct any defect or error which may be discovered in this Deed of Trust or any financing statement or other document relating hereto; and (ii) promptly execute, acknowledge, deliver, record and re-record, register and re-register, and file and re-file this Deed of Trust and any financing statements or other documents which the Beneficiary may require from time to time (all in form and substance reasonably satisfactory to the Beneficiary) in order (A) to effectuate, complete, perfect, continue or preserve the Lien of this Deed of Trust as a first Lien on the Trust Property, whether now owned or hereafter acquired, subject only to the Permitted Liens, or (B) to effectuate, complete, perfect, continue or preserve any right, power or privilege granted or intended to be granted to the Beneficiary hereunder or otherwise accomplish the purposes of this Deed of Trust. To the fullest extent permitted by Applicable Law, the Grantor hereby authorizes the Beneficiary to execute and file financing statements or continuation statements without the Grantor’s signature appearing thereon. The Grantor shall pay on demand the costs of, or incidental to, any recording or filing of any financing or continuation statement, or amendment thereto, concerning the Trust Property.

(d) Upon the recording of this Deed of Trust in the appropriate county recording offices, the Lien of this Deed of Trust and the Security Interest in the Trust Property constituting real property and fixtures granted hereby shall be a perfected first Lien on and Security Interest in such Trust Property prior to all Liens on and security interests in such Property other than the Permitted Liens and defects in title that could not reasonably be expected to result in a Material Adverse Effect.

(e) Nothing herein shall be construed to subordinate the Lien of this Deed of Trust to any Permitted Lien to which the Lien of this Deed of Trust is not otherwise subordinate.

SECTION 2.02. Secured Obligations. The Grantor shall duly and punctually pay, perform and observe the Secured Obligations at the time and place and in the manner specified in the Credit Agreement and the other Loan Documents.

SECTION 2.03. Impositions. Except as may be otherwise permitted under the Credit Agreement, the Grantor shall (i) duly and punctually pay all Impositions that if not paid, could result in a Material Adverse Effect, other than Impositions that are being contested in accordance with the Credit Agreement; (ii) not make any deduction from or claim any credit on any Secured Obligation by reason of any Imposition and, to the extent permitted under Legal Requirements, hereby irrevocably waives any right to do so; and (iii) upon request, promptly deliver to the Beneficiary such information and documents with respect to the matters referred to in this Section as the Beneficiary shall reasonably request.

SECTION 2.04. Insurance Requirements. The Grantor represents and warrants that (i) as of the date hereof, the Property and the use and operation thereof comply in all material respects with all Insurance Requirements; (ii) as of the date hereof, there is no material default under any Insurance Requirement; and (iii) the execution, delivery and performance of this Deed of Trust will not contravene in any material respect any provision of or constitute a material default under any Insurance Requirement.

SECTION 2.05. Care of the Property. The Grantor shall (i) operate and maintain the Property, or use commercially reasonable efforts to cause the same to be operated and maintained, in good working order and condition in accordance with past practice, ordinary wear and tear excepted, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; (ii) promptly make, or cause to be made, all Restorations of and to the Property required by the Credit Agreement and all other Restorations of and to the Property, whether interior or exterior, structural or nonstructural, foreseen or unforeseen, which may be necessary or appropriate to keep the Property in good order, repair and condition in accordance with past practice, which Restoration shall be equal in quality to or better than the Property as of the date hereof except where failures to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) upon request, promptly deliver to the Beneficiary such information and documents with respect to the matters referred to in this Section as the Beneficiary shall reasonably request.

SECTION 2.06. Liens. The Grantor shall not create or permit to be created or to remain, and shall immediately discharge or cause to be discharged, any Lien on the Trust Property or any interest therein, in each case (i) whether voluntarily or involuntarily created, (ii) whether directly or indirectly a Lien thereon and (iii) whether or not subordinated hereto, except, in each case, for Permitted Liens. The provisions of this Section shall apply to each and every Lien (other than Permitted Liens on the Trust Property or any interest therein, regardless of whether or not a consent to, or waiver of a right to consent to, any other Lien thereon has been previously obtained in accordance with the terms of the Loan Documents. Nothing herein shall obligate the Grantor to remove any inchoate statutory Lien in respect of obligations not yet due and payable.

SECTION 2.07. Transfer. The Grantor shall not Transfer, or suffer any Transfer of, the Trust Property or any part thereof or interest therein, except as permitted or contemplated by Section 6.05 of the Credit Agreement or any other Loan Document. The provisions of this Section shall apply to each and every Transfer of the Trust Property or any interest therein, regardless of whether or not a consent to, or waiver of a right to consent to, any other Transfer thereof has been previously obtained in accordance with the provisions of the Loan Documents.

SECTION 2.08. Certain Amounts. If the Beneficiary exercises any of its rights or remedies under this Deed of Trust, or if any actions or proceedings (including any bankruptcy, insolvency or reorganization proceedings) are commenced in which the Beneficiary is made a party and is obliged to defend or uphold or enforce this Deed of Trust or the rights of the Beneficiary hereunder or the terms of any Lease, or if a condemnation proceeding is instituted affecting the Trust Property, the Grantor will pay all reasonable sums, including reasonable attorneys’ fees and disbursements, incurred by the Beneficiary related to the exercise of any remedy or right of the Beneficiary pursuant hereto and the reasonable expenses of any such action or proceeding together with all statutory or other costs, disbursements and allowances, interest thereon from the date of demand for payment thereof at the Post-Default Rate, and such sums and the interest thereon shall, to the extent permissible by law, be a Lien on the Trust Property prior to any right, title to, interest in or claim upon the Trust Property attaching or accruing subsequent to the recording of this Deed of Trust and shall be secured by this Deed of Trust to the extent permitted by law. Any payment of amounts due under this Deed of Trust not made on or before the due date for such payments (including any applicable notice and grace period) shall accrue interest daily without notice from the due date until paid at the Post-Default Rate, and such interest at the Post-Default Rate shall be immediately due upon demand by the Beneficiary.

ARTICLE 3

INSURANCE, CASUALTY AND CONDEMNATION

SECTION 3.01. Insurance. (a) The Grantor shall maintain in full force and effect Insurance Policies with respect to the Property as required by Section 5.07 of the Credit Agreement.

(b) If at any time the area in which any Improvement is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Grantor shall obtain flood insurance in such total amount as the Beneficiary may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time. As of the date hereof, the Beneficiary acknowledges that the Improvements are not located in a “flood hazard area.”

SECTION 3.02. Casualty. The Grantor represents and warrants that, as of the date hereof, there is no material Casualty affecting the Property.

SECTION 3.03. Condemnation. The Grantor represents and warrants that, as of the date hereof, (i) it has not received any written notice of any Condemnation affecting the Property, (ii) to the knowledge of the appropriate property management personnel of the Grantor, there are no negotiations or proceedings which might result in such a Condemnation, and (iii) to the knowledge of the appropriate property management personnel of the Grantor, no such Condemnation is proposed or threatened.

ARTICLE 4

CERTAIN SECURED OBLIGATIONS

SECTION 4.01. Revolving Loans. The Secured Obligations secured by this Deed of Trust include Revolving Loans made under the Credit Agreement in the maximum principal or face amount of $700,000,000 which are advanced, paid and readvanced from time to time. Notwithstanding the amount outstanding at any particular time, this Deed of Trust secures the total amount of the Secured Obligations up to the Secured Loan Amount, provided, however, Liens on Restricted Collateral granted pursuant to this Deed of Trust or in any Security Document will only secure at any time an amount of Secured Obligations not to exceed the Basket Lien Available Amount at such time. The unpaid balance of the Loans may at certain times be, or be reduced to, zero. A zero balance, by itself, does not affect any Lender’s obligations to advance Loans which are obligatory subject to the conditions stated in the Credit Agreement. Each of the interest of the Beneficiary hereunder and the priority of the Lien of this Deed of Trust will remain in full force and effect with respect to all of the Secured Obligations notwithstanding such a zero balance of the Loans, and the Lien of this Deed of Trust will not be extinguished until this Deed of Trust has been terminated pursuant to Section 7.02.

SECTION 4.02. Right to Perform Obligations. If an Event of Default arises as a result of the failure by Grantor to pay or perform any of its obligations under Section 2.03 or if an Actionable Event of Default shall have occurred and is continuing or upon an acceleration of the Loans in accordance with the terms of the Credit Agreement, the Beneficiary shall have the right, (i) with simultaneous notice if such payment or performance is necessary in the reasonable opinion of the Beneficiary to preserve the Beneficiary’s rights under this Deed of Trust or with respect to the Trust Property, or (ii) after notice given reasonably in advance to allow the Grantor an opportunity to cure, to pay or perform such obligation, provided the Grantor is not contesting payment or performance in accordance with the Credit Agreement, and further provided that no such payment or performance shall be construed to be a cure of any Default or waiver of any Default or Secured Obligation. If pursuant to this Section 4.02, the Beneficiary shall make any payment on behalf of the Grantor or shall incur hereunder any expense for which the Beneficiary is entitled to reimbursement pursuant to the provisions of the Loan Documents, such Secured Obligation shall be repayable on demand and shall bear interest from the date incurred at the Post-Default Rate. Such interest, and any other interest on the Secured Obligations payable at the Post-Default Rate pursuant to the terms of the Loan Documents, shall accrue through the date paid notwithstanding any intervening judgment of foreclosure or sale. All such interest shall be part of the Secured Obligations and shall be secured by this Deed of Trust.

SECTION 4.03. Changes in the Laws Regarding Taxation. If after the date hereof there is enacted any Applicable Law deducting from the value of the Property for the purpose of taxation the Lien of any Security Document or changing in any way the Applicable Law for the taxation of mortgages, deeds of trust or other Liens or obligations secured thereby, or the manner of collection of such taxes, so as to adversely affect this Deed of Trust, the CA Secured Obligations, or any Secured Party holding CA Secured Obligations, upon demand by the Beneficiary or any other affected Secured Party holding CA Secured Obligations and to the fullest extent permitted under Applicable Law, the Grantor shall pay all taxes, assessments or other charges resulting therefrom or shall reimburse such Secured Party for all such taxes, assessments or other charges which such Secured Party is obligated to pay as a result thereof.

SECTION 4.04. Indemnification. The Grantor shall indemnify and hold harmless each Indemnitee (as defined in the Credit Agreement) from and against all losses, claims, damages, liabilities and related expenses, including reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee, arising out of, in connection with, or as a result of, (a) the Beneficiary’s exercise of any of its rights and remedies hereunder; (b) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Trust Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, street or ways (other than to the extent the same may occur from and after ownership and possession of the Trust Property is transferred to a purchaser at a foreclosure sale or otherwise); and (c) any other conduct or misconduct of the Grantor, any lessee or other occupant of any of the Trust Property, or any of their respective agents, contractors, subcontractors, servants, employees, licensees or invitees (other than to the extent the same may occur from and after ownership and possession of the Trust Property is transferred to a purchaser at a foreclosure sale or otherwise); provided, however, such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and unappealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct. Any amount payable under this Section will be payable on demand, be deemed a CA Secured Obligation and will bear interest pursuant to Section 4.02. The obligations of the Grantor under this Section shall survive the release of this Deed of Trust.

ARTICLE 5

DEFAULTS, REMEDIES AND RIGHTS

SECTION 5.01. Events of Default. (a) Any Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

(b) All notice and cure periods provided in the Credit Agreement shall run concurrently with any notice or cure periods provided under Applicable Law.

SECTION 5.02. Remedies. (a) Upon an acceleration of the Loans in accordance with the terms of the Credit Agreement and provided that the Ratings Condition shall not then be satisfied, each of the Trustee and the Beneficiary shall have the right and power to exercise any of the following remedies and rights, subject to mandatory provisions of Applicable Law, to wit:

(i) to institute a proceeding or proceedings, by advertisement, judicial process or otherwise as provided under Applicable Law, for the complete or partial foreclosure of this Deed of Trust or the complete or partial sale of the Trust Property under the power of sale hereunder or under any Applicable Law; or

(ii) to sell the Trust Property, and all estate, right, title, interest, claim and demand of the Grantor therein and thereto, and all rights of redemption thereof, at one or more sales, as an entirety or in parcels, with such elements of real or personal property, at such time and place and upon such terms as the Beneficiary may deem expedient or as may be required under Applicable Law, and in the event of a sale hereunder or under any Applicable Law of less than all of the Trust Property, this Deed of Trust shall continue as a Lien on the remaining Trust Property; or

(iii) to institute a suit, action or proceeding for the specific performance of any of the provisions of this Deed of Trust; or

(iv) to be entitled to the appointment of a receiver, supervisor, trustee, liquidator, conservator or other custodian (a “Receiver”) of the Trust Property, without notice to Grantor, to the fullest extent permitted by law, as a matter of right and without regard to, or the necessity to disprove, the adequacy of the security for the Secured Obligations or the solvency of the Grantor or any other Borrower, and the Grantor hereby, to the fullest extent permitted by Applicable Law, irrevocably waives such necessity and consents to such appointment, without notice, said appointee to be vested with the fullest powers permitted under Applicable Law, including to the fullest extent permitted under Applicable Law those under Section 5.02(a)(v); or

(v) to enter upon the Property, by the Beneficiary, Trustee or a Receiver (whichever is the Person exercising the rights under this clause), and, to the extent permitted under Applicable Law, exclude the Grantor and its managers, employees, contractors, agents and other representatives therefrom in accordance with Applicable Law, without liability for trespass, damages or otherwise, and take possession of all other Trust Property and all books, records and accounts relating thereto, and upon demand the Grantor shall surrender possession of the Property, the other Trust Property and such books, records and accounts to the Person exercising the rights under this clause; and having and holding the same, the Person exercising the rights under this clause may use, operate, manage, preserve, control and otherwise deal therewith and conduct the business thereof, either personally or by its managers, employees, contractors, agents or other representatives, without interference from the Grantor or its managers, employees, contractors, agents and other representatives; and, upon each such entry and from time to time thereafter, at the expense of the Grantor and the Trust Property, without interference by the Grantor or its managers, employees, contractors, agents and other representatives, the Person exercising the rights under this clause may, as such Person deems expedient, (A) insure or reinsure the Property, (B) make all necessary or proper repairs, renewals, replacements, alterations, additions, Restorations, betterments and improvements to the Property and (C) in such Person’s own name or, at the option of such Person, in the Grantor’s name, exercise all rights, powers and privileges of the Grantor with respect to the Trust Property, including the right to enter into Leases with respect to the Property, including Leases extending beyond the time of possession by the Person exercising the rights under this clause; and the Person exercising the rights under this clause shall not be liable to account for any action taken hereunder, other than for Rents actually received by such Person, and shall not be liable for any loss sustained by the Grantor resulting from any failure to let the Property or from any other act or omission of such Person, except to the extent such loss is caused by such Person’s own willful misconduct or gross negligence; or

(vi) with or, to the fullest extent permitted by Applicable Law, without entry upon the Property, in the name of the Beneficiary, Trustee or a Receiver (as required by law and whichever is the Person exercising the rights under this clause) or, at such Person’s option, in the name of the Grantor, to collect, receive, sue for and recover all Rents and proceeds of or derived from the Trust Property, and after deducting therefrom all costs, expenses and liabilities of every character incurred by the Person exercising the rights under this clause in collecting the same and in using, operating, managing, preserving and controlling the Trust Property and otherwise in exercising the rights under Section 5.02(a)(v) or any other rights hereunder, including all amounts necessary to pay Impositions, Rents, Insurance Premiums and other costs, expenses and liabilities relating to the Property, as well as compensation for the services of such Person and its managers, employees, contractors, agents or other representatives, to apply the remainder as provided in Section 5.06; or

(vii) to take any action with respect to any Trust Property permitted under the UCC in accordance with the terms and conditions of the Domestic Security Agreement; or

(viii) to take any other action, or pursue any other remedy or right, as the Beneficiary or the Trustee may have under Applicable Law, and the Grantor does hereby grant the same to the Beneficiary or the Trustee (as the case may be); or

(ix) to exercise any statutory power of sale; or

(x) to declare all sums secured hereby to be immediately due and payable, without presentment, demand, notice of any kind, protest or notice of protest, all of which are expressly waived.

(b) To the fullest extent permitted by Applicable Law,

(i) each remedy or right hereunder shall be in addition to, and not exclusive or in limitation of, any other remedy or right hereunder, under any other Loan Document or under Applicable Law;

(ii) every remedy or right hereunder, under any other Loan Document or under Applicable Law may be exercised concurrently or independently and whenever and as often as deemed appropriate by the Beneficiary;

(iii) no failure to exercise or delay in exercising any remedy or right hereunder, under any other Loan Document or under Applicable Law shall be construed as a waiver of any Default hereunder or under any other Loan Document;

(iv) no waiver of, failure to exercise or delay in exercising any remedy or right hereunder, under any other Loan Document or under Applicable Law upon any Default hereunder or under any other Loan Document shall be construed as a waiver of, or otherwise limit the exercise of, such remedy or right upon any other or subsequent Default hereunder or under any other Loan Document;

(v) no single or partial exercise of any remedy or right hereunder, under any other Loan Document or under Applicable Law upon any Default hereunder or under any other Loan Document shall preclude or otherwise limit the exercise of any other remedy or right hereunder, under any other Loan Document or under Applicable Law upon such Default or upon any other or subsequent Default hereunder or under any other Loan Document;

(vi) the acceptance by the Beneficiary or any other Secured Party of any payment less than the amount of the Secured Obligation in question shall be deemed to be an acceptance on account only and shall not be construed as a waiver of any Default hereunder or under any other Loan Document with respect thereto; and

(vii) the acceptance by the Beneficiary or any other Secured Party of any payment of, or on account of, any Secured Obligation shall not be deemed to be a waiver of any Default hereunder or under any other Loan Document with respect to any other Secured Obligation.

(c) If the Beneficiary or the Trustee has proceeded to enforce any remedy or right hereunder or with respect hereto by foreclosure, sale, entry or otherwise, it may compromise, discontinue or abandon such proceeding for any reason without notice to the Grantor or any other Person (other than other Secured Parties as may be required by the other Loan Documents or the XCFI Indentures), and, in the event that any such proceeding shall be discontinued, abandoned or determined adversely for any reason, the Grantor, the Trustee and the Beneficiary shall retain and be restored to their former positions and rights hereunder with respect to the Trust Property, subject to the Lien hereof except to the extent any such adverse determination specifically provides to the contrary.

(d) For the purpose of carrying out any provisions of Section 2.01(c), 4.02, 5.02(a)(v), 5.02(a)(vi), 5.05 or 5.07 or any other provision hereunder authorizing the Beneficiary or any other Person to perform any action on behalf of the Grantor upon an Actionable Event of Default or upon an acceleration of the Loans in accordance with the terms of the Credit Agreement, the Grantor hereby irrevocably appoints the Beneficiary, the Trustee or a Receiver appointed pursuant to Section 5.02(a)(vi) or such other Person (as the case may be as the Person appointed under this subsection) as the attorney-in-fact of the Grantor (with a power to substitute any other Person in its place as such attorney-in-fact) to act in the name of the Grantor or, at the option of the Person appointed to act under this subsection, in such Person’s own name, to take the action authorized under Section 2.01(c), 4.02, 5.02(a)(v), 5.02(a)(vi), 5.05 or 5.07 or such other provision, and to execute, acknowledge and deliver any document in connection therewith or to take any other action incidental thereto as the Person appointed to act under this subsection shall deem appropriate in its discretion; and the Grantor hereby irrevocably authorizes and directs any other Person to rely and act on behalf of the foregoing appointment and a certificate of the Person appointed to act under this subsection that such Person is authorized to act under this subsection.

SECTION 5.03. Waivers by the Grantor. To the fullest extent permitted under Applicable Law, the Grantor shall not assert, and hereby irrevocably waives, any right or defense the Grantor may have under any statute or rule of law or equity now or hereafter in effect relating to (i) appraisement, valuation, homestead exemption, extension, moratorium, stay, statute of limitations, redemption, marshalling of the Trust Property or the other assets of the Grantor, sale of the Trust Property in any order or notice of deficiency or intention to accelerate any Secured Obligation; (ii) impairment of any right of subrogation or reimbursement; (iii) any requirement that at any time any action must be taken against any other Person, any portion of the Trust Property or any other asset of the Grantor or any other Person; (iv) any provision barring or limiting the right of the Beneficiary or the Trustee to sell any Trust Property after any other sale of any other Trust Property or any other action against the Grantor or any other Person; (v) any provision barring or limiting the recovery by the Beneficiary of a deficiency after any sale of the Trust Property; (vi) any other provision of Applicable Law which might defeat, limit or adversely affect any right or remedy of the Beneficiary, the Trustee (as applicable) or the holders of the Secured Obligations under or with respect to this Deed of Trust or any other Security Document as it relates to any Trust Property; or (vii) the right of the Beneficiary or the Trustee to foreclose this Deed of Trust in its own name on behalf of all of the Secured Parties by judicial action as the real party in interest without the necessity of joining any other Secured Party.

SECTION 5.04. Jurisdiction and Process. (a) To the extent permitted under Applicable Law, in any suit, action or proceeding arising out of or relating to this Deed of Trust or any other Security Document as it relates to any Trust Property, the Grantor irrevocably consents to (i) the jurisdiction of any state or federal court sitting in the State in which the Property is located and irrevocably waives any defense or objection which it may now or hereafter have to the jurisdiction of such court or the venue of such court for or the convenience of such court as the forum for any such suit, action or proceeding, and (ii) the service of (A) any process in any such suit, action or proceeding, or (B) any notice relating to any sale, or the exercise of any other remedy by the Beneficiary or the Trustee hereunder by sending a copy of such process or notice by prepaid overnight courier or United States registered or certified mail, postage prepaid, return receipt requested to the Grantor at its address specified in or pursuant to Section 7.03, such service to be effective when received at the address specified or when delivery at such address is refused.

(b) Nothing in this Section shall affect the right of the Beneficiary or the Trustee to bring any suit, action or proceeding arising out of or relating to this Deed of Trust or any other Security Document in any court having jurisdiction under the provisions of any other Security Document or Applicable Law or to serve any process, notice of sale or other notice in any manner permitted by any other Security Document or Applicable Law.

SECTION 5.05. Sales. Subject to Section 4.01 and 5.02(a) and except as otherwise provided herein, to the fullest extent permitted under Applicable Law, at the election of the Beneficiary, the following provisions shall apply to any sale of the Trust Property hereunder, whether made pursuant to the power of sale hereunder, any judicial proceeding or any judgment or decree of foreclosure or sale or otherwise:

(a) The Beneficiary, the Trustee or the court officer (whichever is the Person conducting any sale) may conduct any number of sales from time to time. The power of sale hereunder shall not be exhausted by any sale as to any part or parcel of the Trust Property which is not sold, unless and until the Secured Obligations shall have been paid in full, and shall not be exhausted or impaired by any sale which is not completed or is defective. Any sale may be as a whole or in part or parcels and as provided in Section 5.03, the Grantor has thereby waived its right to direct the order in which the Trust Property or any part or parcel thereof is sold.

(b) Any sale may be postponed or adjourned by public announcement at the time and place appointed for such sale or for such postponed or adjourned sale without further notice.

(c) After each sale, the Person conducting such sale shall execute and deliver to the purchaser or purchasers at such sale a good and sufficient instrument or instruments granting, conveying, assigning and transferring all right, title and interest of the Grantor in and to the Trust Property sold and shall receive the proceeds of such sale and apply the same as provided in Section 5.06. The Grantor hereby irrevocably appoints the Person conducting such sale as the attorney-in-fact of the Grantor (with full power to substitute any other Person in its place as such attorney-in-fact) to act in the name of the Grantor or, at the option of the Person conducting such sale, in such Person’s own name, to make without warranty by such Person any conveyance, assignment, transfer or delivery of the Trust Property sold, and to execute, acknowledge and deliver any instrument of conveyance, assignment, transfer or delivery or other document in connection therewith or to take any other action incidental thereto, as the Person conducting such sale shall deem appropriate in its discretion; and the Grantor hereby irrevocably authorizes and directs any other Person to rely and act upon the foregoing appointment and a certificate of the Person conducting such sale that such Person is authorized to act hereunder. Nevertheless, upon the request of such attorney-in-fact the Grantor shall promptly execute, acknowledge and deliver any documentation which such attorney-in-fact may reasonably require for the purpose of ratifying, confirming or effectuating the powers granted hereby or any such conveyance, assignment, transfer or delivery by such attorney-in-fact.

(d) Any statement of fact or other recital made in any instrument referred to in Section 5.05(c) given by the Person conducting any sale as to the nonpayment of any Secured Obligation, the occurrence of any Event of Default, the amount of the Secured Obligations due and payable, the request to the Beneficiary or the Trustee to sell, the notice of the time, place and terms of sale and of the Trust Property to be sold having been duly given, the refusal, failure or inability of the Beneficiary or the Trustee to act, the appointment of any substitute or successor agent, any other act or thing having been duly done by the Grantor, the Beneficiary, the Trustee or any other such Person, shall be taken as conclusive and binding against all other Persons as evidence of the truth of the facts so stated or recited. The Person conducting any sale may appoint or delegate any other Person as agent to perform any act necessary or incident to such sale, including the posting of notices and the conduct of such sale, but in the name and on behalf of the Person conducting such sale.

(e) The receipt by the Person conducting any sale of the purchase money paid at such sale shall be sufficient discharge therefor to any purchaser of any Trust Property sold, and no such purchaser, or its representatives, grantees or assigns, after paying such purchase price and receiving such receipt, shall be bound to see to the application of such purchase price or any part thereof upon or for any trust or purpose of this Deed of Trust or, in any manner whatsoever, be answerable for any loss, misapplication or nonapplication of any such purchase money or be bound to inquire as to the authorization, necessity, expediency or regularity of such sale.

(f) Subject to mandatory provisions of Applicable Law, any sale shall operate to divest all of the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of the Grantor in and to the Trust Property sold, and shall be a perpetual bar both at law and in equity against the Grantor and any and all Persons claiming such Trust Property or any interest therein by, through or under the Grantor.

(g) At any sale, the Beneficiary may bid for and acquire the Trust Property sold and, in lieu of paying cash therefor, may make settlement for the purchase price by causing the Secured Parties to credit against the Secured Obligations, including the expenses of the sale and the cost of any enforcement proceeding hereunder, the amount of the bid made therefor to the extent necessary to satisfy such bid.

(h) If the Grantor or any Person claiming by, through or under the Grantor shall transfer or fail to surrender possession of the Trust Property, after the exercise by the Beneficiary or the Trustee of the remedies under Section 5.02(a)(v) or after any sale of the Trust Property pursuant hereto, then the Grantor or such Person shall be deemed a tenant at sufferance of the purchaser at such sale, subject to eviction by means of summary process for possession of land, or subject to any other right or remedy available hereunder or under Applicable Law.

(i) Upon any sale, it shall not be necessary for the Person conducting such sale to have any Trust Property being sold present or constructively in its possession.

(j) If a sale hereunder shall be commenced by the Beneficiary or the Trustee, the Beneficiary or the Trustee may at any time before the sale abandon the sale, and may institute suit for the collection of the Secured Obligations or for the foreclosure of this Deed of Trust; or if the Beneficiary or the Trustee should institute a suit for collection of the Secured Obligations or the foreclosure of this Deed of Trust, the Beneficiary or the Trustee may at any time before the entry of final judgment in said suit dismiss the same and sell the Trust Property in accordance with the provisions of this Deed of Trust.

SECTION 5.06. Proceeds. Except as otherwise provided herein or required under Applicable Law, the proceeds of any sale of, or other realization upon, the Trust Property hereunder, whether made pursuant to the power of sale hereunder, any judicial proceeding or any judgment or decree of foreclosure or sale or otherwise shall be applied and paid in accordance with Section 14 of the Security Agreement.

Notwithstanding anything to the contrary contained herein or in any other Domestic Security Document, the aggregate amount of proceeds of all sales of, and other realizations upon, Restricted Collateral applied pursuant to this Article 5 or Section 14 of the Security Agreement shall not at any time exceed the Basket Lien Available Amount at such time.

SECTION 5.07. Assignment of Leases. (a) Subject to paragraph 5.07(d) below, the assignments of the Leases and the Rents under Granting Clauses VI and VII are and shall be present, absolute and irrevocable assignments by the Grantor to the Beneficiary and, subject to the license to the Grantor under Section 5.07(b), the Beneficiary or a Receiver appointed pursuant to Section 5.02(a)(iv) (as the case may be as the Person exercising the rights under this Section) shall have the absolute, immediate and continuing right to collect and receive all Rents now or hereafter, including during any period of redemption, accruing with respect to the Property. At the request of the Beneficiary or such Receiver, the Grantor shall promptly execute, acknowledge, deliver, record, register and file any additional general assignment of the Leases or specific assignment of any Lease which the Beneficiary or such Receiver may reasonably require from time to time (all in form and substance satisfactory to the Beneficiary or such Receiver) to effectuate, complete, perfect, continue or preserve the assignments of the Leases and the Rents under Granting Clauses VI and VII. Neither the acceptance hereof nor the exercise of the rights and remedies hereunder nor any other action on the part of the Beneficiary or any Person exercising the rights of the Beneficiary hereunder shall be construed to be an assumption by the Beneficiary or any such Person of, or to otherwise make the Beneficiary or such Person liable or responsible for, any of the obligations of the Grantor under or with respect to the Leases or for any Rent, Security Deposit or other amount delivered to the Grantor, provided that the Beneficiary or any such Person exercising the rights of the

Beneficiary hereunder shall be accountable as provided in Section 5.07(c) for any Rents, Security Deposits or other amounts actually received by the Beneficiary or such Person, as the case may be. Neither the acceptance hereof nor the exercise of the rights and remedies hereunder nor any other action on the part of the Beneficiary or any Person exercising the rights of the Beneficiary hereunder shall be construed to obligate the Beneficiary or any such Person to take any action under or with respect to the Leases or with respect to the Property, to incur any expense or perform or discharge any duty or obligation under or with respect to the Leases or with respect to the Property, to appear in or defend any action or proceeding relating to the Leases or the Property, to constitute the Beneficiary as a mortgagee in possession (unless the assignee hereunder actually enters and takes possession of the Property), or to be liable in any way for any injury or damage to person or property sustained by any Person in or about the Property other than to the extent caused by the willful misconduct or gross negligence of the Beneficiary or any Person exercising the rights of the Beneficiary hereunder.

(b) Prior to the occurrence of an Actionable Event of Default or the acceleration of the Loans in accordance with the terms of the Credit Agreement, the Grantor shall have a license granted hereby to collect and receive all Rents and apply the same subject to the provisions of the Loan Documents. This license shall terminate, at the option of the Beneficiary, upon the occurrence and during the continuance of an Actionable Event of Default or upon an acceleration of the Loans in accordance with the terms of the Credit Agreement.

(c) If an Actionable Event of Default has occurred and is continuing or upon an acceleration of the Loans in accordance with the terms of the Credit Agreement, the Beneficiary or a Receiver appointed pursuant to Section 5.02(a)(iv) (as the case may be as the Person exercising the rights under this Section) shall have the right to terminate the license granted under Section 5.07(b) by notice to the Grantor and to exercise the rights and remedies provided under Sections 5.07(a), 5.02(a)(v), 5.02(a)(vi) or any Applicable Law. If an Actionable Event of Default is continuing or upon an acceleration of the Loans in accordance with the terms of the Credit Agreement, upon demand by the Person exercising the rights under this Section, the Grantor shall promptly pay to such Person all Security Deposits under the Leases and all Rents allocable to any period after such Actionable Event of Default or acceleration of the Loans. Subject to Sections 5.02(a)(v) and 5.02(a)(vi) and any applicable requirement of law, any Rents received hereunder by such Receiver shall be promptly paid to the Beneficiary, and any Rents received hereunder by the Beneficiary shall be deposited in the applicable Collateral Account, to be held, applied and disbursed as provided in the Security Agreement, provided that, subject to Sections 5.02(a)(v) and 5.02(a)(vi) and any applicable requirement of law, any Security Deposits actually received by such Receiver shall be promptly paid to the Beneficiary, and any Security

Deposits actually received by the Beneficiary shall be held, applied and disbursed as provided in the applicable Leases and Applicable Law.

(d) Nothing herein shall be construed to be an assumption by the Person exercising the rights under this Section, or otherwise to make such Person liable for the performance, of any of the obligations of the Grantor under the Leases, provided that such Person shall be accountable as provided in Section 5.07(c) for any Rents or Security Deposits actually received by such Person.

SECTION 5.08. Dealing with the Trust Property. Subject to Section 7.02, the Beneficiary shall have the right to release any portion of the Trust Property to or at the request of the Grantor, for such consideration as the Beneficiary may reasonably require without, as to the remainder of the Trust Property, in any way impairing or affecting the Lien or priority of this Deed of Trust, or improving the position of any subordinate lienholder with respect thereto, or the position of any guarantor, endorser, co-maker or other obligor of the Secured Obligations, except to the extent that the Secured Obligations shall have been reduced by any actual monetary consideration received for such release and applied to the Secured Obligations, and may accept by assignment, pledge or otherwise any other property in place thereof as the Beneficiary may reasonably require without being accountable therefor to any other lienholder.

SECTION 5.09. Information and Right of Entry. (a) Upon reasonable request by the Beneficiary, the Grantor shall deliver to the Beneficiary promptly after such request or, if requested by the Beneficiary, on a continuing or periodic basis, any information, certificates and documents with respect to the matters referred to in this Deed of Trust as the Grantor shall reasonably request in order to protect its rights under this Deed of Trust or with respect to the Trust Property.

(b) The Beneficiary and the representatives of the Beneficiary shall have the right, (i) with simultaneous notice, if any payment or performance is necessary in the reasonable opinion of the Beneficiary to preserve the Beneficiary’s rights under this Deed of Trust or with respect to the Trust Property, or (ii) after reasonable notice, in all other cases, to enter upon the Property at reasonable times, and with reasonable frequency, to inspect the Trust Property or, subject to the provisions hereof, to exercise any right, power or remedy of the Beneficiary hereunder, provided that any Person so entering the Property shall not unreasonably interfere with the ordinary conduct of the Grantor’s business, and provided further that no such entry on the Property, for the purpose of performing obligations under Section 4.02 or for any other purpose, shall be construed to be (x) possession of the Property by such Person or to constitute such Person as a mortgagee in possession, unless such Person exercises its right to take possession of the Property under Section 5.02(a)(v), or (y) a cure of any Default or waiver of any Default or Secured Obligation.

ARTICLE 6

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 6.01. Security Agreement. (a) To the extent that the Trust Property constitutes or includes personal property and equipment, including goods or items of personal property or equipment which are or are to become fixtures under Applicable Law, in each case to the extent the same constitutes “Collateral” under the Security Agreement, the Grantor hereby grants a security interest therein (and any Proceeds thereof) and this Deed of Trust shall also be construed as a pledge and a security agreement under the UCC; the Beneficiary shall be entitled with respect to such personal property and equipment to all remedies available under the Security Agreement in the manner and to the extent provided therein.

(b) Notwithstanding the foregoing, to the extent that the Trust Property includes personal property or equipment covered by provisions in the Security Agreement or any other Security Document and such provisions are inconsistent with this Article 6, the provisions of the Security Agreement or such other Security Document shall govern with respect to such personal property and equipment. Beneficiary shall have all rights with respect to the part of the Trust Property that constitutes Collateral under the Security Agreement and is subject of a security interest afforded by the UCC.

(c) The Grantor hereby authorizes the Beneficiary to file a Record or Records (as defined in the UCC), including, without limitation, financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Beneficiary may determine, in its sole discretion, are necessary or advisable to perfect the lien and security interest granted to the Beneficiary herein without the Grantor’s signature appearing thereon. Such financing statements may describe the collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Beneficiary may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Beneficiary herein, including, without limitation, describing such property as all fixtures. The Grantor constitutes the Beneficiary its attorney-in-fact to execute and file any filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until the Security Interest granted by the Grantor hereunder terminates pursuant to Section 7.02. The Grantor shall pay the costs of, or reasonable costs incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto concerning the collateral described herein.

SECTION 6.02. Fixture Filing. To the extent that the Trust Property includes goods or items of personal property which are or are to become fixtures under Applicable Law, and to the extent permitted under Applicable Law, the filing of this Deed of Trust in the real estate records of the county in which the Trust Property is located shall also operate from the time of filing as a fixture filing with respect to such Trust Property, and the following information is applicable for the purpose of such fixture filing, to wit:

(a) Name and Address of the debtor:

Xerox Corporation

800 Long Ridge Road

P.O. Box 1600

Stamford, Connecticut 06905

(b) Name and Address of the secured party:

JPMorgan Chase Bank, Collateral Agent

Collateral Control Unit 8-1111

Fannin 301

Houston, TX 77002

(c) This document covers goods or items of personal property which are or are to become fixtures upon the Property.

(d) The name of the record owner of the real estate on which such fixtures are or are to be located is Xerox Corporation.

ARTICLE 7

MISCELLANEOUS

SECTION 7.01. Concerning the Beneficiary. (a) The provisions of Article VIII of the Credit Agreement shall inure to the benefit of the Beneficiary in respect of this Deed of Trust (as if the Beneficiary was an Administrative Agent referred to therein) and shall be binding upon the parties to the Credit Agreement. In furtherance and not in derogation of the rights, privileges and immunities of the Beneficiary therein set forth:

(i) The Beneficiary is authorized to take all such action as is provided to be taken by it as Beneficiary hereunder and all other action incidental thereto. As to any matters not expressly provided for herein (including the timing and methods of realization upon the Trust Property)

the Beneficiary shall act or refrain from acting in accordance with written instructions from the Required Lenders or, in the absence of such instructions, in accordance with its discretion.

(ii) The Beneficiary shall not be responsible for the existence, genuineness or value of any of the Trust Property or for the validity, perfection, priority or enforceability of the Lien of this Deed of Trust on any of the Trust Property, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder. The Beneficiary shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Deed of Trust by the Grantor.

(iii) For all purposes of the Security Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a Contingent CA Secured Obligation or not, the Beneficiary will be entitled to rely on information from (i) its own records for information as to the Lender and Agents, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Beneficiary has not obtained such information from the foregoing sources, and (iv) Xerox, to the extent that the Beneficiary has not obtained information from the foregoing sources.

(b) At any time or times, solely in order to comply with any Applicable Law, the Beneficiary may appoint another bank or trust company or one or more other Persons, either to act as co-agent or co-agents, jointly with the Beneficiary, or to act as separate agent or agents on behalf of the Lenders with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Beneficiary, include provisions for the protection of such co-agent or separate agent similar to the provisions of this Section 7.01).

SECTION 7.02. Release of Trust Property. (a) Each Security Interest granted hereunder shall terminate, and all rights to the relevant Trust Property shall revert to the Grantor, upon the satisfaction of all the Release Conditions, or otherwise to the extent permitted by and subject to the terms and conditions of Sections 9.02 and 9.03 of the Credit Agreement, including upon satisfaction of the Ratings Condition, as the case may be, provided that the lien of this Deed of Trust shall only terminate upon the written request of Xerox following and during the pendency of the satisfaction of the Ratings Condition.

(b) The Beneficiary may conclusively rely on any certificate delivered to it by the Grantor stating that the release of the Trust Property is in accordance with and permitted by the terms of this Deed of Trust and the other Loan Documents.

(c) Notwithstanding anything to the contrary herein, if at any time prior to the termination of this Deed of Trust pursuant to this Section 7.02, the XCFI Secured Obligations are paid in full, all rights hereunder of the holders of XCFI Secured Obligations shall simultaneously terminate.

(d) Upon certification by the Grantor that an easement, right-of-way, restriction, reservation, permit, servitude or other similar encumbrance granted or to be granted by the Grantor does not materially detract from the value of or materially impair the use by the Grantor of the Trust Property subject to such encumbrance, the Beneficiary shall execute such documents as are reasonably requested to subordinate this Deed of Trust to such encumbrance.

(e) Upon any termination of this Deed of Trust or release of Trust Property as described in this Section 7.02, the Beneficiary shall, within fifteen (15) Business Days of written request therefor, at the expense of the Grantor, execute, acknowledge and deliver to the Grantor such documents, without warranty, as the Grantor shall reasonably request to evidence the release or reconveyance of Trust Property or termination of this Deed of Trust, as the case may be.

SECTION 7.03. Notices. All notices, approvals, requests, demands and other communications hereunder shall be given in accordance with Section 21 of the Security Agreement. Any party may change its address, facsimile and/or e-mail address as provided in the Security Agreement.

SECTION 7.04. Amendments in Writing. No provision of this Deed of Trust shall be modified, waived or terminated, and no consent to any departure by the Grantor from any provision of this Deed of Trust shall be effective, unless the same shall be by an instrument in writing and signed by the Grantor and the Beneficiary in accordance with the Credit Agreement.

SECTION 7.05. Severability. All rights, powers and remedies provided in this Deed of Trust may be exercised only to the extent that the exercise thereof does not violate Applicable Law, and all the provisions of this Deed of Trust are intended to be subject to all mandatory provisions of Applicable Law and to be limited to the extent necessary so that they will not render this Deed of Trust illegal, invalid, unenforceable or not entitled to be recorded, registered or filed under Applicable Law. If any provision of this Deed of Trust or the application thereof to any Person or circumstance shall, to any extent, be illegal, invalid or unenforceable, or cause this Deed of Trust not to be entitled to be recorded, registered or filed, the remaining provisions of this Deed of Trust or the application of such provision to other Persons or circumstances shall not be affected thereby, and each provision of this Deed of Trust shall be valid and be enforced to the fullest extent permitted under Applicable Law.

SECTION 7.06. Binding Effect. (a) The provisions of this Deed of Trust shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(b) To the fullest extent permitted under Applicable Law, the provisions of this Deed of Trust binding upon the Grantor shall be deemed to be covenants which run with the land.

(c) Nothing in this Section shall be construed to permit the Grantor to Transfer or grant a Lien upon the Trust Property contrary to the provisions of the Credit Agreement.

SECTION 7.07. Governing Law. THIS DEED OF TRUST AND THE RIGHTS AND OTHER OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW); PROVIDED, HOWEVER, THAT WITH RESPECT TO THE PROVISIONS WHICH RELATE TO WARRANTIES OF TITLE, THE CREATION, PERFECTION, PRIORITY OR ENFORCEMENT OF LIENS ON REAL PROPERTY AND OTHER RIGHTS AND REMEDIES AGAINST SECURITY CONSTITUTING REAL PROPERTY, AND WITH RESPECT TO THE PROVISIONS WHICH RELATE TO THE PERFECTION, PRIORITY OR ENFORCEMENT OF LIENS ON PERSONAL PROPERTY THE LAWS OF THE STATE OF OREGON SHALL GOVERN.

SECTION 7.08. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DEED OF TRUST OR ANY TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 7.09. The Trustee. (a) The Grantor hereby irrevocably appoints the Trustee to act in that capacity hereunder and the Trustee hereby accepts such appointment. The Grantor hereby irrevocably ratifies and confirms all acts which the Trustee shall lawfully take in accordance with the provisions hereof.

(b) The Trustee may, at its option, resign as trustee hereunder by notice given to the Beneficiary, and such resignation shall be effective on the earlier to occur of (i) the date which is 30 days after the date on which the Trustee gives such notice to the Beneficiary or (ii) the date on which a successor trustee is appointed by the Beneficiary and accepts such appointment.

(c) The Beneficiary may, at its option, with or without cause or notice, remove the Trustee, appoint a successor trustee or appoint an additional trustee or trustees (including a separate trustee for each jurisdiction in which the Trust Property is located) hereunder by an instrument in writing executed and acknowledged by the Beneficiary and accepted by such successor or additional trustee and recorded, registered or filed in the real estate records of the jurisdiction in which the Trust Property affected by such instrument is located; and, thereupon, without further act, deed or conveyance, such substitute or additional trustee shall be fully vested with all estate, right, title and interest of its predecessor or co-trustee in, to, under or derived from the Trust Property and all rights, powers, privileges and obligations of such predecessor or co-trustee, with the same effect as if such successor or additional trustee had originally been named as trustee or co-trustee hereunder. The execution, acknowledgment and recording, registration or filing of such an instrument shall be conclusive evidence against the Grantor and all other Persons of the proper removal of the Trustee and substitution or addition of the successor or additional trustee; and, if the Beneficiary or such successor or additional trustee is a corporation, the execution and acknowledgment by an officer of such corporation shall be conclusive evidence against all other Persons of the due authorization, execution and delivery thereof by such corporation.

(d) Notwithstanding anything herein to the contrary, the Trustee shall not exercise or waive the exercise of any of its rights, powers or remedies hereunder or otherwise act or refrain from acting hereunder unless directed to do so by the Beneficiary, and the Trustee shall exercise or waive the exercise of any of its rights, powers or remedies hereunder and otherwise act or refrain from acting when and in the manner directed by the Beneficiary, provided that the Trustee (i) shall not be required to follow any direction of the Beneficiary if the Trustee has been advised by counsel that such action would violate applicable law, (ii) shall not be required to expend or risk its own funds or otherwise incur any financial liability in connection with such action if it has grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it, and (iii) shall be entitled to exercise its rights under Section 7.09(e) without such direction by the Beneficiary.

(e) The Trustee shall be entitled to receive, and the Grantor shall pay, reasonable and customary compensation to the Trustee for its services rendered hereunder after any Event of Default and reimbursement to the Trustee for its expenses (including attorneys’ fees and expenses) in connection herewith or the exercise of any right, power or remedy hereunder.

(f) The Trustee shall not be liable with respect to any act taken or omitted by it in good faith in accordance with any direction of the Beneficiary. Except for willful misconduct or gross negligence, the Trustee shall not be liable (iv) in acting upon any direction, demand, request, notice, statement or other document believed by it in good faith to be genuine and delivered by the Person empowered to do so, (v) for any error in judgment or mistake of fact or law made in good faith, or (vi) for any action taken or omitted by it in accordance with the provisions of this Deed of Trust. The Trustee shall not be responsible to see to the recording, registration or filing of this Deed of Trust or any financing statement relating hereto in any jurisdiction or for the payment of any fees, charges or taxes in connection therewith. No co-trustee hereunder shall be liable for any act or omission of any other co-trustee.

(g) All moneys received by the Trustee hereunder (other than amounts payable to the Trustee pursuant to Section 7.09(e)) shall be held by the Trustee in trust for the purposes for which such moneys were received; and, except as provided herein or under mandatory provisions of applicable law, the Trustee need not segregate such moneys from any other moneys and shall have no liability to pay interest thereon, except such interest as it may actually earn thereon.

SECTION 7.10. Local Law Provisions. Appendix A contains certain provisions which are incorporated herein by reference and made a part of this Deed of Trust as a result of the laws of the State in which the Property is located (the “Local Law Provisions”). To the extent there is any conflict between the foregoing provisions of this Deed of Trust and the Local Law Provisions, the Local Law Provisions shall control.

SECTION 7.11. Multisite Real Estate Transaction. The Grantor acknowledges that this Deed of Trust is one of a number of mortgages, deeds of trust or similar instruments (“Other Mortgages”) that secure the Secured Obligations. Grantor agrees that the Lien of this Deed of Trust shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Beneficiary, and without limiting the generality of the foregoing, the Lien hereof shall not be impaired by any acceptance by the Beneficiary of any security for or guarantees of the Secured Obligations, or by any failure, neglect or omission on the part of Beneficiary to realize upon or protect any Secured Obligation or any collateral security therefor including the Other Mortgages. The Lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Secured Obligations or of any of the collateral security therefor, including the Other Mortgages or of any guarantee thereof, and, to the fullest extent permitted by Applicable Law, Beneficiary may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Beneficiary’s rights and remedies under any or all of the Other Mortgages shall not in any manner impair the indebtedness hereby secured or the Lien of this Deed of Trust and any exercise of the rights or remedies of Beneficiary hereunder shall not impair the Lien of any of the Other Mortgages or any of Beneficiary’s rights and remedies thereunder. To the fullest extent permitted by Applicable Law, Grantor specifically consents and agrees the Beneficiary may exercise its rights and remedies hereunder and under the Other Mortgages separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

IN WITNESS WHEREOF, the Grantor has executed and delivered this Deed of Trust as of the day first set forth above.

XEROX CORPORATION

By:	/s/ RHONDA L. SEEGAL
Name:	Rhonda L. Seegal
Title:	Vice President and Treasurer

STATE OF Connecticut	)
) ss
COUNTY OF Fairfield	)

The foregoing instrument was acknowledged before me on this 23rd day of June, 2003, by Rhonda L. Seegal, who is the Vice President and Treasurer of Xerox Corporation, a New York corporation, on behalf of the corporation.

/s/ Barbara K. Fowler
Notary Public, State of Connecticut
My Commission Expires: March 31, 2007

EXHIBIT A

Description of the Land

Real property in the City of Wilsonville, County of Clackamas, State of Oregon, described as follows:

PARCEL I:

A part of the Southeast one-quarter of the Northeast one-quarter of Section 11, and a part of the Southwest one-quarter of the Northwest one-quarter of Section 12, Township 3 South, Range 1 West, of the Willamette Meridian, in the City of Wilsonville, County of Clackamas and State of Oregon, more particularly described as follows:

Beginning at the stone marking the one-quarter section corner between Sections 11 and 12, Township 3 South, Range 1 West, of the Willamette Meridian; thence 1321.15 feet South 89°53’30” East along the one-quarter section line in Section 12, to an iron pipe; thence 1296.8 feet North 0°18’30” East to an iron rod on the South line of the County Road; thence 2444.7 feet North 89°53’30” West to an iron rod in the East line of the State Highway right-of-way passing a rod at 1321.2 feet on the section line; thence 1297.02 feet South 0°27’45” West along said right-of-way line to an iron rod passing a rod 527.65 feet at Survey Sta #450.00; thence 1126.82 feet South 89°55’ East along the one-quarter section line in Section 11 to the point of beginning.

PARCEL II:

That portion of the following described property lying North of the North of a tract of land described in Deed to Mentor Graphics Corporation, an Oregon corporation, recorded December 10, 1988 as Fee No. 88 52581:

Beginning at the East one-quarter corner of Section 11, Township 3 South, Range 1 West, of the Willamette Meridian, in the City of Wilsonville, County of Clackamas and State of Oregon; thence South along the East boundary of said section 1570.00 feet, more or less, to the Northeast corner of the tract conveyed to the Trustees of the Gillespie Decals, Inc. Employee Profit Sharing Plan by Deed recorded July 30, 1970 as Fee No. 70-15002; thence North 89°55’ West along the North boundary of said tract, 737.64 feet to the Northwest corner thereof and a point on the East boundary of East Frontage Road (County Road No. 217); thence Northwesterly along the Easterly boundary of East Frontage Road, 1270.00 feet, more or less, to a point in the East boundary of the tract conveyed to the State of Oregon, by and through its State Highway Department by Book 449, page 333,

Deed Records; thence North along the East boundary of said tract, 350.00 feet, more or less, to the Northeast corner thereof and a point in the East-West one-quarter section line of said Section 11; thence South 89°55’ East along said one-quarter section line, 1126.82 feet to the point of beginning.

PARCEL III:

That portion of the following described property lying North of the North line of a tract of land described in Deed to Mentor Graphics Corporation, an Oregon corporation, recorded December 10, 1988 as Fee No. 88-52581:

A part of Section 12, Township 3 South, Range 1 West, of the Willamette Meridian, in the City of Wilsonville, County of Clackamas and State of Oregon, described as follows:

Beginning at the one-quarter section corner between Sections 11 and 12, Township 3 South, Range 1 West, of the Willamette Meridian, from said beginning point running South 89°55’ East, 1700.96 feet to a point; thence South 0°22’ West 2642.55 feet to a point; thence West 850.48 feet to a point; thence North 0°22’ East, 1536.33 feet to a point; thence West 850.48 feet to a point on the West line of Section 12; thence North 0°22’ East along said West line of Section 12, a distance of 1103.67 feet to the place of beginning.

ALSO that portion of the following described property lying North of the North line of a tract of land described in Deed to Mentor Graphics Corporation, an Oregon corporation, recorded December 10, 1988 as Fee No. 88 52581:

A part of Section 12, Township 3 South, Range 1 West, of the Willamette Meridian, in the City of Wilsonville, County of Clackamas and State of Oregon, described as follows:

Beginning at the Southwest corner of said Section 12; thence North 0°22’ East, 1536.33 feet along the West line of said section; thence South 89°58’2” East 850.48 feet; thence South 0°22’ West 1536.33 feet to the South line of said Section 12; thence North 89°58’25” West along the South line of said Section 12, 850.48 feet to the point of beginning.

PARCEL IV:

A parcel of land situated in the Northwest one-quarter of Section 12, Township 3 South, Range 1 West, of the Willamette Meridian, in the City of Wilsonville, County of Clackamas and State of Oregon, being a portion of that tract conveyed to Tektronix, Inc., by Deed recorded as Document No. 74-16760,

Clackamas County Deed Records; said parcel being more particularly described as follows:

Beginning at the Southwest corner of said tract and running thence North 01°22’25” East 1275.99 feet to the Southerly line of that tract described in Document No. 89-42968, said Deed Records; thence South 88°47’52” East 440.95 feet to the Westerly right-of-way of Canyon Creek Road North; thence Southeasterly along said right-of-way along a 40.00 foot radius, non-tangent curve right (the long chord of which bears South 21°59’28” East 31.61 feet) an arc distance of 32.50 feet; thence South 01°17’04” West 96.67 feet; thence Southwesterly along a 1369.00 foot radius curve right (the long chord of which bears South 04°42’56” West 163.87 feet) an arc distance of 163.97 feet; thence South 08°08’49” West 352.73 feet; thence Southwesterly along a 1831.00 foot radius curve left (the long chord of which bears South 05°43’54” West 154.32 feet) an arc distance of 154.37 feet; thence South 03°18’59” West 227.34 feet; thence Southwesterly along a 2969.00 foot radius curve right (the long chord of which bears South 04°42’28” West 144.18 feet) an arc distance of 144.19 feet; thence South 06°05’56” West 111.94 feet to the South line of said Northwest quarter; thence North 88°48’43” West 365.45 feet to the point of beginning.

EXCEPTING that portion described in Deed to City of Wilsonville recorded March 7, 1997 as Fee No. 97-016879.

EXHIBIT B

Permitted Encumbrances

Those security interests, liens and other matters described in the preliminary report to issue title insurance of First American Title Insurance Company, Order No. NCS-26210-BOS1, dated April 23, 2003.

Appendix A

Local Law Provisions

Pursuant to Section 7.10 of this Deed of Trust, this Appendix and the following terms and conditions are hereby attached to, incorporated into and made a part of this instrument.

1. Exercise of Power of Sale. (a) For any sale under the power of sale granted by this Deed of Trust, Beneficiary or Trustee shall record and give all notices required by law and then, upon the expiration of such time as is required by law, Trustee may sell the Trust Property upon any terms and conditions specified by Beneficiary and permitted by applicable law. Trustee may postpone any sale by public announcement at the time and place noticed for the sale. If the Trust Property includes several lots or parcels, Beneficiary in its discretion may designate their order of sale or may elect to sell all of them as an entirety. The Trust Property, real, personal, and mixed, may be sold in one parcel. Any person permitted by law to do so may purchase at any sale. Upon any sale, Trustee shall execute and deliver to the purchaser or purchasers a deed or deeds conveying the Trust Property sold, but without any covenant or warranty, express or implied, and the recitals in the Trustee’s deed showing that the sale was conducted in compliance with all the requirements of law shall be prima facie evidence of such compliance and conclusive evidence thereof in favor of bona fide purchasers and encumbrancers for value.

(b) Wherever in this Deed of Trust any power or right is granted to the Beneficiary related to exercise of the statutory power of sale under any applicable laws of the State of Oregon, such power or right also shall be deemed granted upon the Trustee.

2. No Violation of Usury Laws. Interest, fees, and charges collected or to be collected in connection with the indebtedness secured hereby shall not exceed the maximum, if any, permitted by applicable law. If any such law is interpreted so that such interest, fees, or charges would exceed any such maximum and Grantor is entitled to the benefit of such law, then (a) such interest, fees, or charges shall be reduced to the permitted maximum; and (b) any sums already paid to Beneficiary which exceeded the permitted maximum shall be refunded. Beneficiary may choose to make the refund either by treating the payments, to the extent of the excess, as prepayments of principal (without application of any prepayment fee) or by making a direct payment to the person(s) entitled thereto. The provisions of this Section shall control over any inconsistent provision of this Deed of Trust or any other Loan Documents.

3. Forbearance by Beneficiary Not a Waiver. Any forbearance by Beneficiary in exercising any right or remedy hereunder or otherwise afforded by applicable law shall not be a waiver of or preclude the exercise of any other right or remedy, and no waiver by Beneficiary of any particular default by Grantor shall constitute a waiver of any other default or of any similar default in the future. Without limiting the generality of the foregoing, the acceptance by Beneficiary of payment of any sum secured by this Deed of Trust after the due date thereof shall not be a waiver of Beneficiary’s right either to require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Beneficiary shall not be a waiver of Beneficiary’s right to accelerate the maturity of the indebtedness secured by this Deed of Trust, nor shall Beneficiary’s receipt of any awards, proceeds, or damages under the provisions of the Credit Agreement and the Security Agreement operate to cure or waive Grantor’s default in payment of sums secured by this Deed of Trust.

4. NOTICE. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY A LENDER AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE LENDER TO BE ENFORCEABLE.

5. WARNING. AS DESCRIBED IN THE CREDIT AGREEMENT, UNDER THE CIRCUMSTANCES PROVIDED THEREIN, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTEREST. THIS INSURANCE MAY, BUT NEED NOT, ALSO PROTECT YOUR INTEREST. IF THE PROPERTY BECOMES DAMAGED, THE COVERAGE WE PURCHASE MAY NOT PAY ANY CLAIM YOU MAKE OR ANY CLAIM MADE AGAINST YOU. YOU MAY LATER CANCEL THIS COVERAGE BY PROVIDING EVIDENCE THAT YOU HAVE OBTAINED PROPERTY COVERAGE ELSEWHERE.

YOU ARE RESPONSIBLE FOR THE COST OF INSURANCE PURCHASED BY US. THE COST OF THIS INSURANCE MAY BE ADDED TO THE OBLIGATIONS SECURED HEREBY. IF THE COST IS ADDED TO SUCH OBLIGATIONS, THE INTEREST RATE SET FORTH IN THE CREDIT AGREEMENT WILL APPLY TO THIS ADDED AMOUNT. THE EFFECTIVE DATE OF COVERAGE MAY BE THE DATE YOUR PRIOR COVERAGE LAPSED OR THE DATE YOU FAILED TO PROVIDE PROOF OF COVERAGE.

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THE COVERAGE WE PURCHASE MAY BE CONSIDERABLY MORE EXPENSIVE THAN INSURANCE YOU CAN OBTAIN ON YOUR OWN AND NOT SATISFY ANY NEED FOR PROPERTY DAMAGE COVERAGE OR ANY MANDATORY LIABILITY INSURANCE REQUIREMENTS IMPOSED BY APPLICABLE LAW.

THIS INSTRUMENT WILL NOT ALLOW USE OF THE PROPERTY DESCRIBED IN THIS INSTRUMENT IN VIOLATION OF APPLICABLE LAND USE LAWS AND REGULATIONS. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND TO DETERMINE ANY LIMITS ON LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930.

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